Exhibit 99.1

Execution Version

Mercado Libre Successfully Issues USD 1,000 million of 2036 Senior Unsecured Notes

Montevideo, Uruguay; September 9, 2026 - Mercado Libre, Inc. (“Mercado Libre”) announces the successful issuance of its 2036 senior unsecured notes for a total amount of USD 1,000 million. The transaction was met with strong demand from more than one hundred institutional investors. This demonstrates continued confidence in Mercado Libre’s strategy, execution and cash generation capacity. Proceeds will be used for general corporate purposes, and will further strengthen the company’s liquidity.

“We are grateful to investors for their continued support. We priced this new 10-year note at the same spread as our previous 7-year issuance, despite the longer tenor. That reflects the confidence investors continue to place in Mercado Libre’s execution and business model, and marks another step in our consolidation as a full investment grade issuer in the international capital markets,” said Martín de los Santos, CFO of Mercado Libre.

Transaction Highlights

•	Title of Securities: 5.850% Notes due 2036
•	Security Type: Senior Unsecured Notes
•	Format: SEC Registered
•	Issuer Rating: BBB- (S&P) / Baa3 (Moody’s) / BBB- (Fitch)
•	Size: USD 1,000 million
•	Tenor: 10 years (maturing in 2036)

Syndicate

The transaction was led by BofA Securities, Citigroup, Goldman Sachs & Co. LLC, J.P. Morgan and Morgan Stanley as Global Coordinators and Lead Book-Running Managers, and Allen & Company and Santander as Joint Book-Running Managers.

About Mercado Libre

Founded in 1999, MercadoLibre is the largest ecommerce and fintech ecosystem in Latin America. Mercado Libre’s efforts are centered on enabling e-commerce and digital financial services for our users through a complete suite of technology solutions, with a mission of democratizing access to commerce and financial services.

Mercado Libre is listed on NASDAQ (Nasdaq: MELI) following its initial public offering in 2007.

For more information about Mercado Libre visit: http://investor.mercadolibre.com